Exhibit 99.1

Consent of Lazard Frères & Co. LLC

We hereby consent to the inclusion of our opinion, dated as of April 3, 2017, to the Special Committee of the Board of Directors of General Communication, Inc. (the “Company”) as Annex C to the proxy statement/prospectus, which is part of the Registration Statement on the Company’s Form S-4 filed with the Securities and Exchange Commission, relating to the proposed reorganization of the Company, Liberty Interactive Corporation and Liberty Interactive LLC (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the heading “Information About the Transactions—Opinion of the Committee Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

LAZARD FRERES & CO. LLC

By	/s/ Ajay Yadav
Ajay Yadav
Managing Director

August 1, 2017